Exhibit (c)(10)

Trading & Transaction Comparables Project Trans Am June 2018

Selected Precedent Simplification Transactions Total Transaction Value ($mm) Consideration Mix (Cash / Stock) Announce Date Premiums Paid Acquiror Target 1-Day 30-Day 60-Day VTTI BV High 44.4% 60.0% 97.4% Source: Company filings, Factset. Note: Summary statistics exclude Hamm / Hiland. 1. Cheniere Energy, Inc. premiums as of undisturbed price (5/16/2018 less $0.56 dividend; CQH traded ex-dividend on 5/18/2018). Original offer of 0.4500x represented $28.24 per share. Final offer was a 9.5% premium to original offer price. 2. Transaction value represents 100% of enterprise value of pro forma consolidated entity. 1 Mean11.0%13.4%13.1% Median 8.7%10.4% 9.9% Low(8.6%)(6.0%)(23.5%) 6/19/2018 Holdings (1) $1,243(0% / 100%)12.9%11.3%11.6% 5/17/2018 $2,174(0% / 100%)0.0%0.9%(22.0%) 5/17/2018 $2,728(0% / 100%)0.0%(0.9%)(16.6%) 5/17/2018 $749(0% / 100%)0.0%0.8%(21.9%) 5/17/2018 $3,216(0% / 100%)5.2%5.2%5.0% 5/17/2018 $10,500(0% / 100%)6.4%19.5%5.8% 3/26/2018 $4,000(0% / 100%)0.6%(6.0%)(23.5%) 2/8/2018 $780(0% / 100%)1.7%12.0%3.2% 1/2/2018 $1,381(0% / 100%)23.4%24.8%2.7% 11/8/2017 $160(0% / 100%)2.0%19.2%36.5% 8/29/2017 $657(100% / 0%)15.2%7.5%16.2% 8/14/2017 $1,754(0% / 100%)6.4%(1.4%)2.4% 6/2/2017 $157(0% / 100%)5.8%(1.1%)4.6% 5/18/2017 $331(0% / 100%)20.1%16.3%27.0% 3/2/2017 $790(100% / 0%)1.9%10.0%8.8% 2/1/2017 (2) $17,229(0% / 100%)25.4%22.6%37.8% 1/27/2017 $170(0% / 100%)(8.6%)10.3%3.2% 11/21/2016 $44,676(0% / 100%)(0.2%)6.8%(1.6%) 9/26/2016 $1,848(100% / 0%)6.3%14.0%23.3% 8/1/2016 $351(0% / 100%)21.0%5.2%9.9% 5/31/2016 $734(0% / 100%)0.0%60.0%97.4% 12/21/2015 $1,825(53% / 47%)17.8%12.2%14.4% 11/3/2015 $11,327(0% / 100%)18.4%8.6%9.8% 5/13/2015 $21,054(0% / 100%)17.8%13.5%17.2% 5/6/2015 $5,052(0% / 100%)17.2%27.6%28.6% 4/6/2015 $484(0% / 100%)8.6%4.7%9.5% 1/26/2015 $17,963(1% / 99%)13.2%10.7%(14.1%) 8/10/2014 $50,209(12% / 88%)12.0%10.5%20.0% $10,635(0% / 100%)16.5%14.8%25.6% $10,162(12% / 88%)15.4%7.3%17.3% 6/15/2014 $36,655(0% / 100%)6.5%8.1%12.7% 8/27/2013 $938(0% / 100%)8.7%1.6%9.8% 2/23/2011 $3,305(0% / 100%)36.1%40.1%42.9% 7/29/2009 $61(100% / 0%)44.4%54.8%18.1% OSG America L.P. 6/29/2009 $5,894(0% / 100%)9.3%14.9%34.2% 1/15/2009Harold Hamm $67(100% / 0%)6.7% / 33.3%(7.0%) / 35.6%16.3% / 40.4% Premiums Paid

TransMontaigne Partners LP Comparables

Trading Comparables

($ in millions, except per unit data)	Trans-Montaigne	Buckeye Partners	Global Partners LP	Martin Midstream	Magellan Midstream	PBF Logistics	Sprague Resources LP	USD Partners LP	Median
Ticker	TLP	BPL	GLP	MMLP	MMP	PBFX	SRLP	USDP	
Current Unit Price as of 6/19/18	$37.98	$36.39	$17.10	$13.85	$69.54	$21.20	$23.60	$11.05	
% of 52-Week High	*80%*	*55%*	*91%*	*70%*	*92%*	*95%*	*78%*	*92%*	84%
LP Units Outstanding	16.2	146.9	34.0	39.1	228.2	42.0	22.7	26.1	
LP Equity Value	$616.1	$5,347.0	$581.3	$540.9	$15,868.7	$890.0	$536.4	$288.8	
GP Equity Value [1]	400.0	-	10.5	39.8	-	333.7	225.4	27.0	
Total Equity Value	$1,016.1	$5,347.0	$591.9	$580.7	$15,868.7	$1,223.7	$761.8	$315.9	
Non-Controlling Interest	-	279.4	3.0	-	-	170.9	-	-	
Preferred Equity	-	-	-	-	-	-	-	-	
MLP Total Debt	582.4	4,703.1	1,210.1	795.1	4,523.3	597.2	692.1	201.8	
MLP Cash	(0.9)	(6.6)	(11.7)	(0.2)	(74.2)	(17.0)	(5.6)	(6.4)	
Unconsolidated HoldCo Net Debt	-	-	-	-	-	-	-	-	
Total Enterprise Value	$1,597.6	$10,323.0	$1,793.3	$1,375.6	$20,317.8	$1,974.8	$1,448.2	$511.4	
Enterprise Value /									
2018E EBITDA	11.6x	9.6x	6.8x	8.8x	14.7x	12.6x	11.6x	9.0x	10.6x
2019E EBITDA	10.5x	8.7x	8.2x	8.4x	13.8x	11.3x	11.2x	9.7x	9.9x
2020E EBITDA	9.8x	8.1x	8.1x	8.2x	12.6x	9.8x	11.2x	9.9x	9.0x
MLP Statistics									
LQA Yield	8.27%	13.88%	10.82%	14.44%	5.39%	9.25%	11.06%	12.76%	10.94%
2018E DCF Yield	10.23%	12.78%	18.84%	14.07%	6.82%	8.85%	12.28%	14.98%	12.53%
2019E DCF Yield	10.90%	13.24%	13.29%	16.80%	7.11%	8.97%	12.28%	12.59%	12.76%
2020E DCF Yield	11.85%	13.91%	13.13%	17.71%	7.94%	9.92%	11.61%	12.32%	12.37%
2018 - 2020 Expected Distribution CAGR	7.2%	-	-	0.7%	6.0%	3.9%	6.5%	-	2.3%
2018 - 2021 Expected Distribution CAGR	6.9%	-	-	1.2%	5.7%	3.9%	6.5%	-	2.5%
Implied Total Return	15.2%	13.9%	10.8%	15.6%	11.1%	13.1%	17.6%	12.8%	13.5%
Current Split	50.0%	-	0.7%	2.0%	-	50.0%	50.0%	15.0%	1.3%
% of Total Cash Distributed to GP	23.3%	-	0.7%	2.0%	-	12.5%	10.4%	2.9%	1.3%
2018E DCF per LP / LQA Coverage	1.24x	0.92x	1.74x	0.97x	1.27x	0.96x	1.11x	1.17x	1.04x
Credit Statistics									
Total Debt / Total Book Capitalization	61.7%	48.0%	73.4%	73.2%	67.9%	73.3%	78.5%	71.7%	73.2%
Total Debt / 2018E EBITDA	4.2x	4.4x	3.3x	5.1x	3.3x	3.8x	3.0x	3.5x	3.5x
Net Debt / 2018E EBITDA	4.2x	4.4x	3.2x	5.1x	3.2x	3.7x	3.0x	3.4x	3.5x

Note: Median excludes TLP statistics.
1. *Calculated using 25.0x equity value multiple on 2018E GP cash flows. TLP's GP equity value assumed to be $400mm for illustrative purposes.*

BARCLAYS

2

Disclaimer

This document has been prepared by Barclays Capital Inc. ("Barclays") for information purposes only. This document is confidential and for the sole and exclusive benefit and internal use of ArcLight Capital Partners, LLC (the "Recipient") in connection with the matter or possible transaction to which this document relates, and no part of it may be reproduced, distributed or transmitted without the prior written permission of Barclays. This document is an indicative summary of the terms and conditions of the transaction described herein and may be amended, superseded or replaced by subsequent summaries. The final terms and conditions of the transaction will be set out in full in the applicable binding transaction document(s). This document is incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays.

Neither Barclays nor any of its subsidiaries or affiliates shall be obliged by having made this document available to you to provide any financial advisory services (whether in relation to the matter or possible transaction to which this document relates or otherwise) or to sell, acquire, place or underwrite any securities or to lend moneys or to provide any other commitment, facility, product, risk management solution or service, nor does Barclays represent by providing this document to the Recipient that it will be possible for Barclays to provide, arrange or undertake any of the aforementioned services, activities, products or solutions. Any commitment by Barclays to provide, arrange or undertake any of the aforementioned services, activities, products or solutions would be subject to Barclays signing appropriate documentation, obtaining all necessary internal approvals and completing due diligence, in each case in a manner satisfactory to Barclays.

This document was prepared on the basis of information and data, obtained from publicly available sources and, where applicable, from the Recipient and/or any other entity that may be involved in any transaction or matter contemplated by this document (and/or any of the Recipient's or the aforementioned entities' affiliates), in each case prior to or on the date hereof. Barclays makes no warranty or representation, express or implied, as to the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. The information in this document has not been independently verified by Barclays and Barclays does not assume any liability for any such information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing or any other information contained herein. All opinions and estimates are given as of the date hereof and are subject to change and Barclays assumes no obligation to update this document to reflect any such changes. The value of any investment may fluctuate as a result of market changes. The information herein is not intended to predict actual results and no assurances are given with respect thereto. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice.

The Recipient is responsible for making its own independent investigation and appraisal of the risks, benefits, appropriateness and suitability of any transaction or matter contemplated by this document and Barclays is not making any recommendation (personal or otherwise) or giving any investment advice and will have no liability with respect thereto. The decision to proceed with any transaction or action contemplated by this document must be made by the Recipient in the light of its own commercial assessments and Barclays will not be responsible for such assessments.

Neither Barclays nor any of its subsidiaries or affiliates, nor any of their respective directors, officers, employees, advisors or other representatives (Barclays together with such persons being the "Barclays Group") accepts any liability whatsoever for any direct, indirect or consequential losses (in contract, tort or otherwise) arising from the use of this document or its contents or any reliance on the information contained herein. Barclays Group is not responsible for any specialized advice (including financial, tax, legal and accounting, among other advice).

This document does not constitute nor does it form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer or recommendation to enter into any transaction described herein nor does this document constitute an offer or commitment to provide, arrange or underwrite any financing.

Members of the Barclays Group are involved in a wide range of commercial banking, investment banking and other activities out of which conflicting interests or duties may arise. In the ordinary course of its business, the Barclays Group may provide services to any other entity or person whether or not a member of the same group as the Recipient (a "Third Party"), engage in any transaction (whether on its own account, on behalf of any Third Party or otherwise, and including any transaction or matter contemplated by this document), notwithstanding that such services, transactions or actions may be adverse to the Recipient or any member of the Recipient's group, and the Barclays Group may retain for its own benefit any related remuneration or profit. The Barclays Group operates in accordance with a conflicts of interest policy which identifies conflicts of interest it faces in the ordinary course of its business, and establishes organisational and procedural measures to manage those conflicts where it is reasonably able to do so. Neither Barclays nor any other part of the Barclays Group shall have any duty to disclose to the Recipient or utilise for the Recipient's benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. The Barclays Group's research analysts and research departments are independent from its banking business and are subject to certain regulations and internal policies. The Barclays Group's research analysts may hold opinions and make statements or investment recommendations and/or publish research reports with respect to any company referred to herein, the transactions contemplated herein or any person or entity involved therein or related thereto that differ from or are inconsistent with the views or advice communicated by the Barclays Group's banking business. Barclays is a full service securities firm and as such from time to time may effect transactions for its own account or the account of its clients and hold long or short positions in debt, equity or other securities of the companies referred to herein.

THIS DOCUMENT DOES NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO AN INVESTMENT IN THE SECURITIES, FINANCIAL INSTRUMENTS OR TRANSACTIONS DESCRIBED HEREIN. PRIOR TO TRANSACTING, YOU SHOULD ENSURE THAT YOU FULLY UNDERSTAND THE TERMS OF THE TRANSACTION AND ANY APPLICABLE RISKS.

The information contained herein is not intended to be distributed to any prospective or actual investors and, accordingly, may not be shown or given to any person other than the recipient, and is not to be forwarded to any other person (including any retail investor or customer), copied or otherwise reproduced or distributed to any such person in any manner whatsoever. FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED.

These materials have not been produced by the Barclays Group's research department and do not constitute investment research or a research recommendation for the purposes of the Financial Conduct Authority rules or a research report under applicable U.S. law.

Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2018 (all rights reserved).

BARCLAYS

3